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                                                        EXHIBIT 99.1

      MILLENNIUM PRICES OFFERING OF $704 MILLION OF ITS COMMON STOCK

CAMBRIDGE, MASS., OCTOBER 6, 2000--Millennium Pharmaceuticals, Inc. (Nasdaq:
MLNM) today announced that it had entered into an agreement to sell
11 million shares of its common stock at a price of $64 per share in a public offering. The net proceeds of the offering will be used for working capital and other general corporate purposes.

The Company has granted the underwriters an option to purchase up to
1.65 million additional shares to cover over-allotments. Goldman, Sachs & Co. and Morgan Stanley Dean Witter jointly managed the offering, which was co-managed by Robertson Stephens, Inc. and Credit Suisse First Boston Corporation. Copies of the prospectus relating to the offering may be obtained from the offices of Goldman Sachs & Co., 85 Broad Street, New York, New York 10004.

Millennium, a leading biopharmaceutical company, applies its comprehensive and integrated science and technology platform for the discovery and development of breakthrough therapeutic and predictive medicine products, with a goal of delivering personalized medicine. Through the industrialization of this gene-to-patient platform, Millennium is also striving to accelerate the process of drug discovery and development. Headquartered in Cambridge, Massachusetts, Millennium currently employs more than 1,000 people.

THIS PRESS RELEASE CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE INDICATED IN SUCH FORWARD LOOKING STATEMENTS ARE DESCRIBED IN FILINGS MADE BY MILLENNIUM WITH THE SECURITIES AND EXCHANGE COMMISSION, INCLUDING BUT NOT LIMITED TO THE FACTORS DESCRIBED IN OUR QUARTERLY REPORT ON FORM 10-Q FOR THE QUARTER ENDED JUNE 30, 2000.